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                                  Exhibit 99.1

DATE: January 23, 2003

TO:   Directors and Executive Officers

FROM: Ken Kartje, Corporate Secretary

RE: Blackout Period for Accessing and Changing 401(k) Investments and for Buying or Selling Handleman Company Stock

Recently Key Bank made the decision to exit its 401(k) business. As a result, Handleman Company ("Company") has chosen Fidelity Investments ("Fidelity") to manage its 401(k) Plan. Over the next few months, the Company will be transitioning investment, trustee, and recordkeeping services to Fidelity.

The transition will require a period of time when the Company's 401(k) Plan participants will be unable to access their accounts to direct or diversify their investments or to obtain a loan or distribution. This period, during which participants will be unable to manage their 401(k) Plan account is called a "blackout period". The blackout period will begin on February 20, 2003 and is expected to end on March 24, 2003.

When a blackout period affects a 401(k) plan that includes employer stock as an investment option, the plan sponsor must notify corporate insiders that they may not trade in employer securities during the blackout period. Accordingly, Handleman Company Directors and Executive Officers will be subject to a closed window period for trading in Handleman Company stock during the blackout period. This includes the exercise of a Company stock option as well as personal transactions in Company stock. The closed window period does not impact Employee Stock Purchase Plan deferrals.

If you have any questions please contact:

Ken Kartje
Corporate Secretary
500 Kirts Boulevard
Troy, MI 48084
248-362-4400, extension 371.

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